SIX RIVERS BANK
                    EXECUTIVE DEFERRED COMPENSATION AGREEMENT


     THIS AGREEMENT is made this 1st day of January, 2002, by and between SIX RIVERS BANK, a state-chartered commercial bank, located in Eureka, California (the "Company"), and H. Russell Harris (the "Executive").

                                  INTRODUCTION

     To encourage the Executive to remain an employee of the Company, the Company is willing to provide to the Executive a deferred compensation opportunity. The Company will pay the Executive's benefits from the Company's general assets.

                                    AGREEMENT

     The Executive and the Company agree as follows:

                                    Article 1
                                   Definitions

     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

     1.1 "Anniversary Date" means December 31 of each year.

     1.2 "Change of Control" A "change in control" of Employer for purposes of this Agreement shall mean the occurrence of any of the following events with respect to Employer (with the term "Employer" being defined for such a change in control to be North Valley Bancorp): (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over Employer or any stock exchange on which Employer's shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of Employer in which Employer does not survive; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of Employer having an aggregate fair market value of fifty percent (50%) of the total value of the assets of Employer, reflected in the most recent balance sheet of Employer; (iv) a transaction whereby any "person" (as such term is used in the Exchange Act or any individual, corporation, partnership, trust or any other entity) is or becomes the beneficial owner, directly or indirectly, of securities of Employer representing 50% or more of the combined voting power of Employer's then outstanding securities; (v) if in any one year period, individuals who at the beginning of such period constitute the Board of Directors of Employer cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Employer's shareholders, of each new director is approved by a vote of a least three-quarters of the directors then still in office who were directors at the beginning of the period; (iv) a majority of the members of the Board of Directors of Employer in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a change in control. Notwithstanding the foregoing or anything else contained herein to the contrary, there shall not be a "change in control" for purposes of this Agreement if the event which would otherwise come within the meaning of the term "change in control" involves an Employee Stock Ownership Plan or similar plan sponsored by Employer which is the party that acquires "control" or is the principal participant in the transaction constituting a "change in control," as described above.

     1.3 "Code" means the Internal Revenue Code of 1986, as amended.

     1.4 "Compensation" means the total salary and bonus paid to the Executive during a Plan Year.

     1.5 "Deferral Account" means the Company's accounting of the Executive's accumulated Deferrals plus accrued interest.

     1.6 "Deferrals" means the amount of the Executive's Compensation, which the Executive elects to defer according to this Agreement.

     1.7 "Disability" means, if the Executive is covered by a Company sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury, which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive's normal duties for the Company. As a condition to any Disability benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate.

     1.8 "Effective Date" means January 1, 2002.

     1.9 "Election Form" means the Form attached as Exhibit 1.

     1.10 "Benefit Election Form" means the Form attached as Exhibit 2.

     1.11 "Normal Retirement Age" means the Executive's 65th birthday.

     1.12 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

     1.13 "Plan Year" means the calendar year.

     1.14 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence, which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive's Termination of Employment, the Company shall have the sole and absolute right to decide the dispute.

                                    Article 2
                                Deferral Election

     2.1 Initial Election. The Executive shall make an initial deferral election under this Agreement by filing with the Company a signed Election Form within thirty (30) days after the Effective Date of this Agreement. The Election Form shall set forth the amount of Compensation to be deferred and shall be effective to defer only Compensation earned after the date the Election Form is received by the Company.

     2.2 Election Changes

          2.2.1 Generally. Upon the Company's approval, the Executive may modify the amount of Compensation to be deferred annually by filing a new Election Form with the Company prior to the beginning of the Plan Year in which the Compensation is to be deferred. The modified deferral election shall not be effective until the calendar year following the year in which the subsequent Election Form is received and approved by the Company.

          2.2.2 Hardship. If an unforeseeable financial emergency arising from the death of a family member, divorce, sickness, injury, catastrophe or similar event outside the control of the Executive occurs, the Executive, by written instructions to the Company, may reduce future deferrals under this Agreement.


                                    Article 3
                                Deferral Account

     3.1 Establishing and Crediting. The Company shall establish a Deferral Account on its books for the Executive and shall credit to the Deferral Account the following amounts:

          3.1.1 Deferrals. The Compensation deferred by the Executive as of the time the Compensation would have otherwise been paid to the Executive.

          3.1.2 Interest. On each Anniversary Date of this Agreement prior to any payment of pre-retirement or post-retirement benefits, and during the payment of any pre-retirement benefits or post-retirement benefits, interest is to be accrued on the account balance and compounded at an annual rate equal to the 11th District cost of funds plus six percent on the first business day of the Plan Year with a minimum of eight percent and a maximum or eleven percent, compounded monthly.

     3.2 Statement of Accounts. The Company shall provide to the Executive, within 120 days after each Anniversary Date, a statement setting forth the Deferral Account balance.

     3.3 Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Executive is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Executive's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive's creditors.

                                    Article 4
                                Lifetime Benefits

     4.1 Normal Retirement Benefit. Upon the Normal Retirement Date, the Company shall pay to the Executive the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

          4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Executive's Normal Retirement Date.

          4.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date. The annual benefit shall be paid to the Executive for 20 years, or as elected on the Election Form (Exhibit 2). The Company shall credit interest pursuant to Section 3.1.2 on the remaining account balance during any applicable installment period.

     4.2 Early Retirement Benefit. Upon Termination of Employment prior to the Normal Retirement Age for reasons other than death, Change of Control or Disability, the Company shall pay to the Executive the benefit described in this
Section 4.2 in lieu of any other benefit under this Agreement.

          4.2.1 Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Executive's Termination of Employment.

          4.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Termination of Employment. The annual benefit shall be paid to the Executive for 20 years, or as elected on the Election Form (Exhibit 2). The Company shall credit interest pursuant to Section 3.1.2 on the remaining account balance during any applicable installment period.

     4.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

          4.3.1 Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance at the Executive's Termination of Employment.

          4.3.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Termination of Employment. The annual benefit shall be paid to the Executive for 20 years. The Company shall credit interest pursuant to Section 3.1.2 on the remaining account balance during any applicable installment period.

     4.4 Change of Control Benefit. Upon a Change of Control, the Company shall pay to the Executive the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.

          4.4.1 Amount of Benefit. The benefit under this Section 4.4 is the Deferral Account balance at the Executive's Termination of Employment.

          4.4.2 Payment of Benefit. The Company shall pay the benefit to the Executive in a lump sum payable within 60 days of the Executive's Termination of Employment.

       4.5 Hardship Distribution. Upon the Board of Director's determination (following petition by the Executive) that the Executive has suffered an unforeseeable financial emergency as described in Section 2.2.2, the Company shall distribute to the Executive all or a portion of the Deferral Account balance as determined by the Company, but in no event shall the distribution be greater than is necessary to relieve the financial hardship.

                                    Article 5
                                 Death Benefits

     5.1 Death During Active Service. If the Executive dies while in the employment of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

          5.1.1 Amount of Benefit. The benefit under Section 5.1 is the Deferral Account balance at the time of the Executive's Death.

          5.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive's beneficiary in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Death. The annual benefit shall be paid to the Executive's beneficiary for 20 years. The Company shall credit interest pursuant to Section 3.1.2 on the remaining account balance during any applicable installment period.

     5.2 Death During Payment of a Lifetime Benefit. If the Executive dies after any Lifetime Benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

     5.3 Death After Termination of Employment But Before Payment of a Lifetime Benefit Commences. If the Executive is entitled to a Lifetime Benefit under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Executive's beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive's death.

                                    Article 6
                                  Beneficiaries

     6.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

     6.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    Article 7
                               General Limitations

     7.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement that is in excess of the Executive's Deferrals (the interest earned on the Deferral Account) if the Company terminates the Executive's employment for:

          (a) Gross negligence or gross neglect of duties to the Company;

          (b) Commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive's employment with the Company; or

          (c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.

     7.2 Suicide or Misstatement. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any death benefit under this Agreement exceeding the Deferral Account if the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

                                    Article 8
                          Claims and Review Procedures

     8.1 Claims Procedure. The Company shall notify any person or entity that makes a claim against the Agreement (the "Claimant") in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or non-eligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

     8.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                    Article 9
                           Amendments and Termination

     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.


                                   Article 10
                                  Miscellaneous

     10.1 Binding Effect. This Agreement shall bind the Executive and the Company and their beneficiaries, survivors, executors, administrators and transferees.

     10.2 No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

     10.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     10.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     10.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of California, except to the extent preempted by the laws of the United States of America.

     10.6 Unfunded Arrangement. The Executive and the Executive's beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and the Executive's beneficiary have no preferred or secured claim.

     10.7 Small Account Balance. If the Executive's Account Balance is $25,000 or less, the Company in its sole and absolute discretion shall have the right to pay out the Executive's remaining Account Balance in a lump sum.

     10.8 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company

     10.9 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

     10.10 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

          (a) Interpreting the provisions of the Agreement;

          (b) Establishing and revising the method of accounting for the Agreement;

          (c) Maintaining a record of benefit payments; and

          (d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

     10.11 Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.


     IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

Executive:                                    Company:

                                              SIX RIVERS BANK

____________________________________          By  _____________________________
H. Russell Harris                             Title ___________________________

                                    EXHIBIT 1
                                       TO
                                 SIX RIVERS BANK
                    EXECUTIVE DEFERRED COMPENSATION AGREEMENT
                           DEFERRAL ELECTION FORM FOR
                                H. Russell Harris

I elect to defer my Annual Base Salary and/or Annual Bonus received under this Agreement with the Company, as follows:

               ---------------------------------------------------

                              Amount of Deferral
               ===================================================

               [Initial and Complete one]

               ____     I elect to defer ____% of my Base
                        Annual Salary.

               ____     I elect to defer $______ of my Base
                        Annual Salary.

               ____     elect to defer ____% of my Annual Bonus.

               ____     elect to defer $_______of my Annual Bonus.

               ____     I elect not to defer any salary or
                        annual bonus.
               ---------------------------------------------------

Upon the Company's approval, I understand that I may change the amount of my deferrals by filing a new Deferral Election form with the Company; provided, however, that any subsequent Deferral Election form will not be effective until the calendar year following the year in which the new form is received by the Company. Also, I understand that if I do not file a new Deferral Election form with the Company, the amount of my deferrals will continue until I file a subsequent Deferral Election form.

Signature ______________________________

Date ___________________________________

Received by the Company this ________ day of ___________________, 2002.

By _____________________________________

Title __________________________________

                                    EXHIBIT 2
                                       TO
                                 SIX RIVERS BANK
                    EXECUTIVE DEFERRED COMPENSATION AGREEMENT

                              FORM OF BENEFIT FORM

        The Executive understands that he or she may not change the Form of Benefit elected, however, the Company will allow the Executive to file a written petition with the Company requesting an alternate payment plan and the Board of Directors, in its sole and absolute discretion, may accept or reject such a request.

        I elect to receive benefits under the Agreement in the following form:

4.1.2   Normal Retirement Benefit
        -------------------------

___ The Company shall pay the benefit to the Executive in [circle one of the following:] 60, 120, 180 or 240 equal monthly installments commencing on the first day of the month following the Executive's Normal Retirement Date. The Company shall credit interest on the remaining account balance pursuant to Section 3.1.2.

___ The Company shall pay the benefit to the Executive in a lump sum within 60 days from the Executive's Normal Retirement Date. However, if the Executive receives a Lump Sum payment there shall be no death benefit payable under the Six Rivers Bank Executive Deferred Compensation Agreement, dated __________________.

4.2.2   Early Retirement Benefit
        ------------------------

___ The Company shall pay the benefit to the Executive in [circle one of the following:] 60, 120, 180 or 240 equal monthly installments commencing on the first day of the month following the Executive's Termination of Employment. The Company shall credit interest on the remaining account balance pursuant to Section 3.1.2.

___ The Company shall pay the benefit to the Executive in a lump sum within 60 days from the Executive's Termination of Employment. However, if the Executive receives a Lump Sum payment there shall be no death benefit payable under the Six Rivers Bank Executive Deferred Compensation Agreement, dated _____________.

4.3.2   Disability Benefit
        ------------------

___ The Company shall pay the benefit to the Executive in [circle one of the following:] 60, 120, 180 or 240 equal monthly installments commencing on the first day of the month following the Executive's Termination of Employment. The Company shall credit interest on the remaining account balance pursuant to Section 3.1.2.

___ The Company shall pay the benefit to the Executive in a lump sum within 60 days from the Executive's Termination of Employment.

4.4.2   Change of Control Benefit
        ------------------------

___ The Company shall pay the benefit to the Executive in [circle one of the following:] 60, 120, 180 or 240 equal monthly installments commencing on the first day of the month following the Executive's Termination of Employment. The Company shall credit interest on the remaining account balance pursuant to Section 3.1.2.

___ The Company shall pay the benefit to the Executive in a lump sum within 60 days from the Executive's Termination of Employment.


Signature   ___________________________

Date   ________________________________

Received by the Company this ________ day of ___________________, 2002.

By  ___________________________________

Title  ________________________________

                             Beneficiary Designation

                                 SIX RIVERS BANK
                    EXECUTIVE DEFERRED COMPENSATION AGREEMENT

I designate the following as beneficiary of benefits under this Agreement payable following my death:


Primary:  ______________________________________________________________________

________________________________________________________________________________

Contingent:  ___________________________________________________________________

________________________________________________________________________________

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.


Signature _________________________________

Date ______________________________________



Acknowledged by the Company this ________ day of ___________________, 2002.


By ________________________________________

Title _____________________________________